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                                     FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person

                             Arch Hill Capital, N.V.
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                                    Parkweg 2
                      2585 JJ's-Gravenhage The Netherlands

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2.   Date of Event Requiring Statement (Month/Day/Year)

                                     1/8/02
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3.   IRS or Social Security Number of Reporting Person

                                  (Voluntary)
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4.   Issuer Name and Ticker or Trading Symbol

                     Lithium Technology Corporation (LITH)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)

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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
                                         (Instr. 4)                 (Instr. 5)            (Instr. 5)
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


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
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FORM 3 (continued)

             Table II -- Derivatives Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                    3. Title and Amount of Securities                  5. Owner-
                                                       Underlying Derivative Security                     ship
                         2. Date Exercisable           (Instr. 4)                                         Form of
                            and Expiration Date     ---------------------------------    4. Conver-       Derivative
                            (Month/Day/Year)                               Amount           sion or       Security:    6. Nature of
                         ----------------------                            or               Exercise      Direct (D)      Indirect
                         Date       Expira-                                Number           Price of      or              Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative    Indirect (I)    Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security      (Instr. 5)      (Instr. 5)
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

Convertible Note         1/8/02        *            Common Stock           39,490,000       $.10          D
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Convertible Note         1/8/02     3/31/02         Common Stock            3,500,000       $.08          D
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EXPLANATION OF RESPONSES:
* The outstanding principal of this Note shall automatically convert into shares of Common Stock at $.10 per share on the first anniversary of the date that the
Company has increased its number of authorized shares of Common Stock to a number sufficient to issues shares of Common Stock to all holders of Company convertible securities including these Notes.

 /s/ H. H. Van Andel, Chief Executive Officer               January 17, 2002
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      Signature of Reporting Person                               Date